USAA ETF TRUST

EXCHANGE-TRADED FUNDS

PLAN PURSUANT TO RULE 12B-1

WHEREAS, USAA ETF Trust ("Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and offers for sale shares of beneficial interest ("Shares") in separate series, certain of which are exchange-traded funds, as identified in Schedule A hereto (each, a "Fund");

WHEREAS, the Trust's Board of Trustees ("Board") wishes to adopt this Distribution Plan ("Plan") pursuant to Rule 12b-1 ("Rule 12b-1") under the 1940 Act for each Fund listed in Schedule A hereto, as it may be amended from time to time;

WHEREAS, the Board has concluded in the exercise of reasonable business judgment and in light of the fiduciary duties imposed under the 1940 Act that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its shareholders;

WHEREAS, the Trust has entered into an Underwriting Agreement with USAA Investment Management Company ("IMCO") pursuant to which IMCO serves as principal underwriter of the Funds; and

NOW, THEREFORE, in consideration of the foregoing, this Plan is adopted in accordance with Rule 12b-1, subject to the following terms and conditions:

Section 1. Annual Fee.

Each Fund is authorized to pay to IMCO or to such other entities as approved by the Board (collectively, the "Payees" and individually, a "Payee") a fee, as compensation for providing distribution and shareholder services with respect to the Fund, equal to an annual rate of up to 0.25% of the average daily net assets of that Fund ("Maximum Rate"), provided that the current effective annual fee rate for each Fund ("Effective Rate") shall be specified on Schedule A hereto. The Effective Rate of such fees (the "Fees") shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine. If paid, the Fees shall be payable by the Fund regardless of whether the Fees exceed or are less than the actual expenses, described in Section 2 below, incurred by the Payee with respect to that Fund in a particular year. A Payee may retain any portion of the Fees in excess of its distribution and shareholder servicing expenses incurred. Board approval is not required with respect to payments made by the Payees with fees to third parties.

Section 2. Expenses Covered by the Plan.

(a)A Payee may spend such amounts hereunder as it deems appropriate on any activities or expenses primarily intended to result in the sale or retention of Shares of a Fund, including, but not limited to: compensation to its employees; compensation to and expenses, including overhead and communication expenses, of the Payee; compensation to broker-dealers, financial intermediaries and other entities to pay or reimburse them for their services or expenses in connection with the distribution of Shares; printing and mailing of prospectuses, statements of

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additional information, and reports for other than existing shareholders; and the preparation and distribution of sales literature and advertising materials. This section does not preclude IMCO or another Payee from making additional payments outside of the Plan.

(b)A Payee may spend such amounts hereunder as it deems appropriate on the servicing and maintenance of Fund shareholder accounts, including, but not limited to: responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; compensation to organizations and employees who service shareholder accounts, and expenses of such organizations, including overhead and communication expenses; and responding to inquiries by and correspondence from shareholders. This section does not preclude IMCO or another Payee from making additional payments outside of the Plan.

It is recognized that a Fund, or the Trust on a Fund's behalf, will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

Section 3. Approval by the Board.

Neither the Plan nor any related agreements to which a Fund is a party will take effect with respect to a Fund until approved by a majority vote of both (a) the Board and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act. In addition, no increase in the Effective Rate or the Maximum Rate will take effect with respect to a Fund until approved by a majority vote of both (a) the Board and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and the related agreements; and only if the Trustees who approve the increase in the Effective Rate or the Maximum Rate, as the case may be, have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

Section 4. Approval by Shareholders.

If adopted with respect to a Fund after any public offering and sale of Shares, the Plan will not take effect, and no Fees will be payable, with respect to those Shares until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Fund. The Plan will be deemed to have been approved with respect to a Fund so long as a majority of the outstanding voting securities of that Fund votes for the approval of the Plan.

Section 5. Continuance of the Plan.

After approval as set forth in Section 3 and Section 4 (if applicable) with respect to a Fund, the Plan shall take effect and continue in full force and effect with respect to that Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 3.

Section 6. Termination.

The Plan may be terminated with respect to a Fund at any time by (i) a vote of a majority of the Independent Trustees or (ii) a vote of a majority of the outstanding voting securities of that Fund. The Plan may remain in effect with respect to any other Fund even if the Plan has been terminated in accordance with this Section 6 with respect to another Fund.

Section 7. Amendments.

The Plan may not be amended to increase materially the Maximum Rate payable by a Fund for distribution, unless such amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities as defined in Section 2(a)(42) of the 1940 Act of that Fund, and no material amendment to the Plan may be made unless approved by the Board in the manner described in Section 3.

Section 8. Fund Governance.

While the Plan is in effect, the Trust shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act to the extent applicable.

Section 9. Reports.

Any person authorized to direct the disposition of monies paid or payable pursuant to this Plan or any related agreement shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which those expenditures were made.

Section 10. Preservation of Materials.

The Trust shall preserve copies of the Plan and any agreement relating to the Plan for a period of not less than six (6) years (the first two (2) years in an easily accessible place) from the date of the Plan or agreement, as the case may be; and shall preserve copies of each report made pursuant to Section 9 for a period of not less than six (6) years (the first two (2) years in an easily accessible place) from the date of such report.

Section 11. Meanings of Certain Terms.

As used in the Plan, the terms "principal underwriter," "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules thereunder, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission (the "Commission") or as interpreted by the Commission.

Section 12. Limitation of Liability

The Trust's Certificate of Trust and Certificate of Amendment are on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Plan has been adopted on behalf of each Fund by the Trustees of the Trust in their capacity as Trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund. No Fund shall be liable for the obligations of any other Fund.

Section 13. Severability

The provisions of the Plan are severable for each Fund covered by this Plan, and actions taken with respect to a Plan in conformity with Rule 12b-1 will be taken separately for each such Fund. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Dated: [	], 2017

PLAN PURSUANT TO RULE 12B-1

SCHEDULE A

	Name of Fund	Effective Rate	Maximum Rate

USAA MSCI USA Value Momentum Blend Index ETF		0.00%	0.25%

USAA MSCI USA Small Cap Value Momentum Blend Index		0.00%	0.25%
ETF

USAA MSCI International Value Momentum Blend Index		0.00%	0.25%
ETF

USAA MSCI Emerging Markets Value Momentum Blend		0.00%	0.25%
Index ETF

USAA Short-Term Bond ETF		0.00%	0.25%

USAA Intermediate-Term Bond ETF

Dated: [	], 2017

A-1